MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 New York Avenue, N.W.                     1900 South Atherton Street
Suite 340 West                                 State College, Pennsylvania 16801
Washington, D.C.  20005                        (814) 272-3502
(202) 434-4660                                 Facsimile: (814) 272-3514
Facsimile: (202) 434-4661


September 30, 2005

Sun Bancorp, Inc.
Sun National Bank
226 Landis Avenue
Vineland, New Jersey 08630

         Re: Acquisition of Advantage Bank

Ladies and Gentlemen:


         We have acted as special counsel to Sun Bancorp, Inc. a New Jersey corporation ("Sun") and Sun National Bank, a national banking association (the "Bank"), in connection with the proposed merger (the "Merger") of Advantage Bank ("Advantage"), a New Jersey chartered commercial bank, with and into the Bank, pursuant to the Agreement and Plan of Merger, dated as of August 25, 2005, by and among Sun, the Bank and Advantage (the "Merger Agreement"). At your request, we are rendering our opinion, pursuant to Section 7.5 of the Merger Agreement, concerning certain material United States federal income tax matters. Capitalized terms used herein without definition have the meanings ascribed to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have relied, with the consent of Sun and the Bank and the consent of Advantage, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Sun, the Bank and Advantage dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger. We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by Sun with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement") and the Prospectus/Proxy
Statement of Sun and Advantage included therein (the "Prospectus/Proxy Statement"). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

         We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.


                               OPINION OF COUNSEL
                               ------------------

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm as our opinion that the discussion set forth in the Registration Statement under the caption "Material Federal Income Tax Consequences of the Merger" is accurate.

MALIZIA SPIDI & FISCH, PC
         Sun Bancorp, Inc.
         Sun National Bank
         September 30, 2005
         Page 2


                                SCOPE OF OPINION
                                ----------------


         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the federal law of the United States.


                                 USE OF OPINION
                                 --------------

         We are furnishing this opinion to you solely in connection with the transactions contemplated by the Merger Agreement and it is not to be relied upon for any other purpose or by any other person or entity without our consent.


                                     CONSENT
                                     -------

         We hereby consent to the filing of the opinion as an exhibit to Sun's Registration Statement on Form S-4, as amended, as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Proxy Statement/Prospectus contained in Sun's Registration on Form S-4 under the caption "The Merger--Material Federal Income Tax Consequences of the Merger".





                                            Very truly yours,


                                            /s/ MALIZIA SPIDI & FISCH, PC